                                                                  Exhibit 99.13a

                               INVESTMENT LETTER

                      SELIGMAN CASH MANAGEMENT FUND, INC.

Seligman Cash Management Fund, Inc. (the "Fund"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Fund hereby sells to Purchaser and Purchaser purchases 1 Class D share (the "Share") of Capital Stock (par value $.01) of the Prime Portfolio of the Fund at a price of $1.00. The Fund hereby acknowledges receipt from Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Fund that the Share is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.

IN WITNESS WHEREOF, the parties have executed this agreement as of the   day of
, 1993 ("Purchase Date").

                                    SELIGMAN CASH MANAGEMENT FUND, INC.


                                    By:____________________________________
                                    Name:
                                    Title:

                                    J. & W. SELIGMAN & CO. INCORPORATED


                                    By:____________________________________
                                    Name:
                                    Title: